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                                                                     Exhibit 5.1
                  [Heller Ehrman White & McAuliffe Letterhead]

                                January 2, 2001

Immersion Corporation
801 Fox Lane
San Jose, California 95131

                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as counsel to Immersion Corporation, a Delaware corporation ("Immersion"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") which Immersion proposes to file with the Securities and Exchange Commission on or about January 3, 2001 for the purpose of registering under the Securities Act of 1933, as amended, 259,130 shares of its Common Stock, par value $.001 per share (the "Shares"), issued pursuant to the Agreement and Plan of Merger, dated as of July 28, 2000 (the "Merger Agreement"), among Immersion, VT Acquisition, Inc., Virtual Technologies, Inc. and James F. Kramer as representative of Virtual Technologies' then shareholders.

     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

     In rendering our opinion, we have examined the following records, documents and instruments:

     (a) The Amended and Restated Certificate of Incorporation of Immersion certified by the Delaware Secretary of State as of December 12, 2000, and certified to us by an officer of Immersion as being complete and in full force and effect as of the date of this opinion;

     (b) The Amended and Restated Bylaws of Immersion certified to us by an officer of Immersion as being complete and in full force and effect as of the date of this opinion;

     (c) A certificate of an officer of Immersion (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, of Immersion relating to the Shares, the Merger Agreement and the Registration Statement, and (ii) certifying as to certain factual matters;

     (d)  The Registration Statement;

     (e)  The Merger Agreement; and

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Immersion Corporation
January 2, 2001
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     (f)  A letter from Boston Equiserve, Immersion's transfer agent, dated
          December 28, 2000, as to the number of shares of Immersion's Common Stock that were outstanding on December 27, 2000.

     This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

     This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       Heller Ehrman White & McAuliffe